Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Michael C. Gazmarian
Vice President, CFO and Treasurer
Insteel Industries, Inc.
(336) 786-2141, Ext. 3020

INSTEEL INDUSTRIES REPORTS THIRD QUARTER FINANCIAL RESULTS

MOUNT AIRY, N.C., July 16, 2015 – Insteel Industries, Inc. (NasdaqGS: IIIN) today announced financial results for its third quarter ended June 27, 2015.

Third Quarter 2015 Results

Net earnings for the third quarter of fiscal 2015 were $5.4 million, or $0.29 per share compared with $5.8 million, or $0.31 per diluted share in the same period a year ago. Insteel’s earnings for the current year quarter include $0.3 million of restructuring charges associated with the March 2015 closure of the Newnan, Georgia prestressed concrete strand (“PC strand”) facility, a $0.7 million charge related to the settlement of a customer dispute and a $0.1 million net gain from insurance proceeds related to the January 2014 fire at the Gallatin, Tennessee facility. In the aggregate, these items reduced pre-tax earnings by $1.0 million and net earnings per share by $0.03. Insteel’s earnings for the prior year quarter include a $0.8 million net gain from insurance proceeds related to Gallatin fire, which increased net earnings per share by $0.03.

Net sales increased 3.3% to $117.0 million from $113.2 million in the prior year period due to the additional revenue provided by the August 2014 acquisition of the PC strand business of American Spring Wire Corporation (“ASW”), which offset the adverse impact of the record amounts of rainfall and flooding in the central region of the country. Shipments increased 5.1% from the prior year quarter while average selling prices decreased 1.7%. On a sequential basis, shipments increased 19.1% from the second quarter of fiscal 2015 while average selling prices decreased 3.4%.

Insteel’s third-quarter results were favorably impacted by higher spreads between selling prices and raw material costs and the increase in shipments, partially offset by higher conversion costs relative to the prior year quarter. Capacity utilization for the quarter was 54% compared with 58% in the prior year quarter and 52% in the second quarter of fiscal 2015.

Operating activities provided $18.1 million of cash compared with $14.2 million in the prior year period primarily due to the relative changes in net working capital, which provided $10.5 million of cash compared with $6.9 million in the same period a year ago. Capital expenditures were $2.2 million compared with $2.8 million in the prior year period.

Nine Month 2015 Results

Net earnings for the first nine months of fiscal 2015 were essentially unchanged from the prior year at $12.1 million, or $0.64 per diluted share compared with $0.65 per diluted share in the same period a year ago. Insteel’s earnings for the current year nine-month period include $0.7 million of restructuring charges associated with the closure of the Newnan facility, a $0.7 million charge related to the customer dispute and a $1.7 million net gain from insurance proceeds related to the Gallatin fire. In the aggregate, these items increased pre-tax earnings by $0.3 million and net earnings per share by $0.01. Insteel’s earnings for the prior year nine-month period include a $0.4 million net gain from insurance proceeds related to the Gallatin fire, which increased net earnings per share by $0.01.

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Net sales increased 12.9% to $329.4 million from $291.9 million in the prior year period due to the additional revenue provided by the ASW acquisition. Shipments increased 11.6% from the prior year period and average selling prices increased 1.1%.

Operating activities provided $16.3 million of cash compared with $22.1 million in the prior year period primarily due to the relative changes in net working capital, which used $5.5 million of cash while providing $2.2 million in the same period a year ago. Capital expenditures were $6.8 million compared with $5.8 million in the prior year period. Capital expenditures are not expected to exceed $11.0 million for fiscal 2015.

Balance Sheet

Insteel ended the quarter with $11.4 million of cash and cash equivalents, and no borrowings outstanding on its $100.0 million revolving credit facility.

Outlook

“Looking ahead to the remainder of our fiscal year, we expect the recovery in nonresidential construction will regain traction following the recent stretch of inclement weather that limited the operations of our customers for extended periods in the regions that were affected,” commented H.O. Woltz III, Insteel’s president and CEO. “Our financial results should also be favorably impacted by the consumption of lower-cost inventory and reduced conversion costs at our facilities. We remain focused on strengthening our market leadership positions across our product lines, achieving further improvements in our productivity and costs, and pursuing additional growth opportunities in our core businesses.”

Conference Call

Insteel will hold a conference call at 10:00 a.m. ET today to discuss its third quarter financial results. A live webcast of this call can be accessed on Insteel’s website at http://investor.insteel.com/events.cfm and will be archived for replay until the next quarterly conference call.

About Insteel

Insteel is the nation’s largest manufacturer of steel wire reinforcing products for concrete construction applications. Insteel manufactures and markets PC strand and welded wire reinforcement, including engineered structural mesh (“ESM”), concrete pipe reinforcement and standard welded wire reinforcement. Insteel’s products are sold primarily to manufacturers of concrete products that are used in nonresidential construction. Headquartered in Mount Airy, North Carolina, Insteel operates ten manufacturing facilities located in the United States.

Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. When used in this news release, the words “believes,” “anticipates,” “expects,” “estimates,” “appears,” “plans,” “intends,” “may,” “should,” “could” and similar expressions are intended to identify forward-looking statements. Although Insteel believes that its plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, such forward-looking statements are subject to a number of risks and uncertainties, and Insteel can provide no assurances that such plans, intentions or expectations will be achieved. Many of these risks and uncertainties are discussed in detail in Insteel’s periodic and other reports and statements that it files with the U.S. Securities and Exchange Commission (the “SEC”), in particular in its Annual Report on Form 10-K for the year ended September 27, 2014. You should carefully review these risks and uncertainties.

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All forward-looking statements attributable to Insteel or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. All forward-looking statements speak only to the respective dates on which such statements are made and Insteel does not undertake and specifically declines any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events, except as may be required by law. It is not possible to anticipate and list all risks and uncertainties that may affect Insteel’s future operations or financial performance; however, they include, but are not limited to, the following: general economic and competitive conditions in the markets in which Insteel operates; the continuation of reduced spending for nonresidential and residential construction and the impact on demand for Insteel’s products; changes in the amount and duration of transportation funding provided by federal, state and local governments and the impact on spending for infrastructure construction and demand for Insteel’s products; the cyclical nature of the steel and building material industries; credit market conditions and the relative availability of financing for Insteel, its customers and the construction industry as a whole; fluctuations in the cost and availability of Insteel’s primary raw material, hot-rolled steel wire rod, from domestic and foreign suppliers; competitive pricing pressures and Insteel’s ability to raise selling prices in order to recover increases in wire rod costs; changes in United States or foreign trade policy affecting imports or exports of steel wire rod or Insteel’s products; unanticipated changes in customer demand, order patterns and inventory levels; the impact of weak demand and reduced capacity utilization levels on Insteel’s unit manufacturing costs; Insteel’s ability to further develop the market for ESM and expand its shipments of ESM; legal, environmental, economic or regulatory developments that significantly impact Insteel’s operating costs; unanticipated plant outages, equipment failures or labor difficulties; continued escalation in certain of Insteel’s operating costs; and the other risks and uncertainties discussed in Insteel’s Annual Report on Form 10-K for the year ended September 27, 2014 and in other filings made by Insteel with the SEC.

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INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except for per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	June 27,	June 28,	June 27,	June 28,
	2015	2014	2015	2014

Net sales	$117,016	$113,227	$329,411	$291,881
Cost of sales	101,322	98,964	292,972	256,957
Gross profit	15,694	14,263	36,439	34,924
Selling, general and administrative expense	6,427	6,219	18,054	16,908
Restructuring charges, net	345	-	678	-
Other expense (income), net	601	(849)	(1,038)	(653)
Interest expense	65	56	273	169
Interest income	(1)	(4)	(5)	(10)
Earnings before income taxes	8,257	8,841	18,477	18,510
Income taxes	2,865	3,044	6,391	6,444
Net earnings	$5,392	$5,797	$12,086	$12,066

Net earnings per share:
Basic	$0.29	$0.32	$0.66	$0.66
Diluted	0.29	0.31	0.64	0.65

Weighted average shares outstanding
Basic	18,438	18,267	18,407	18,230
Diluted	18,828	18,683	18,823	18,636

Cash dividends declared per share	$0.03	$0.03	$0.09	$0.09

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INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)

	(Unaudited)			(Unaudited)
	June 27,	March 28,	September 27,	June 28,
	2015	2015	2014	2014
Assets
Current assets:
Cash and cash equivalents	$11,433	$6,172	$3,050	$31,449
Accounts receivable, net	48,215	44,025	51,211	46,645
Inventories	70,793	83,439	81,899	79,167
Other current assets	3,923	4,887	6,433	5,682
Total current assets	134,364	138,523	142,593	162,943
Property, plant and equipment, net	86,642	87,164	90,386	80,745
Intangibles, net	10,532	10,821	9,816	1,441
Goodwill	6,965	6,965	6,965	-
Other assets	10,338	10,076	7,035	6,910
Total assets	$248,841	$253,549	$256,795	$252,039

Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$33,312	$36,076	$52,811	$55,276
Accrued expenses	9,775	6,727	10,375	9,046
Total current liabilities	43,087	42,803	63,186	64,322
Long-term debt	-	10,000	-	-
Other liabilities	14,844	14,925	14,726	14,378
Commitments and contingencies
Shareholders' equity:
Common stock	18,439	18,436	18,377	18,280
Additional paid-in capital	60,403	60,156	58,867	57,216
Retained earnings	113,858	109,019	103,429	99,405
Accumulated other comprehensive loss	(1,790)	(1,790)	(1,790)	(1,562)
Total shareholders' equity	190,910	185,821	178,883	173,339
Total liabilities and shareholders' equity	$248,841	$253,549	$256,795	$252,039

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INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	June 27,	June 28,	June 27,	June 28,
	2015	2014	2015	2014
Cash Flows From Operating Activities:
Net earnings	$5,392	$5,797	$12,086	$12,066
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	2,907	2,579	8,704	7,481
Amortization of capitalized financing costs	21	26	72	77
Stock-based compensation expense	229	549	1,502	1,777
Deferred income taxes	(282)	(330)	546	(113)
Asset impairment charges	-	-	237	-
Excess tax benefits from stock-based compensation	(3)	(31)	(150)	(222)
Gain on sale and disposition of property, plant and equipment	(76)	(800)	(1,755)	(425)
Increase in cash surrender value of life insurance policies over premiums paid	-	(110)	(233)	(468)
Net changes in assets and liabilities (net of assets and liabilities acquired):
Accounts receivable, net	(4,190)	(5,470)	2,833	(5,535)
Inventories	12,646	(7,768)	11,106	(20,374)
Accounts payable and accrued expenses	2,029	20,115	(19,409)	28,122
Other changes	(570)	(383)	786	(253)
Total adjustments	12,711	8,377	4,239	10,067
Net cash provided by operating activities	18,103	14,174	16,325	22,133

Cash Flows From Investing Activities:
Capital expenditures	(2,180)	(2,837)	(6,767)	(5,801)
Acquisition of intangible asset	-	-	(1,460)	-
Acquisition of business	-	-	480	-
Proceeds from fire loss insurance	100	1,245	1,713	1,380
Proceeds from sale of property, plant and equipment	15	1	104	1
Proceeds from surrender of life insurance policies	-	47	40	160
Increase in cash surrender value of life insurance policies	(38)	(35)	(284)	(304)
Net cash used for investing activities	(2,103)	(1,579)	(6,174)	(4,564)

Cash Flows From Financing Activities:
Proceeds from long-term debt	397	114	60,871	331
Principal payments on long-term debt	(10,397)	(114)	(60,871)	(331)
Cash dividends paid	(553)	(548)	(1,657)	(1,642)
Cash received from exercise of stock options	24	190	200	365
Excess tax benefits from stock-based compensation	3	31	150	222
Payment of employee tax withholdings related to net share transactions	(6)	-	(254)	(505)
Financing costs	(207)	-	(207)	-
Net cash used for financing activities	(10,739)	(327)	(1,768)	(1,560)

Net increase in cash and cash equivalents	5,261	12,268	8,383	16,009
Cash and cash equivalents at beginning of period	6,172	19,181	3,050	15,440
Cash and cash equivalents at end of period	$11,433	$31,449	$11,433	$31,449

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for:
Interest	$26	$-	$119	$2
Income taxes, net	795	1,962	4,198	4,464
Non-cash investing and financing activities:
Purchases of property, plant and equipment in accounts payable	182	45	182	45
Restricted stock units and stock options surrendered for withholding taxes payable	6	-	254	505

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